EXHIBIT 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (this “Amendment”), dated and effective as of August 12, 2014, is by and between Interphase Corporation, a Texas corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent (collectively, the “Parties”) entered into the Rights Agreement dated as of July 29, 2011 (the “Rights Agreement”) in order to establish and implement a shareholder rights plan for the Company as described therein; and each capitalized term used and not otherwise defined in this Amendment has the meaning given it in the Rights Agreement;

WHEREAS, in accordance with Section 27 of the Rights Agreement, before the time at which the Rights cease to be redeemable pursuant to Section 23 of the Rights Agreement, the Company may amend the Rights Agreement in any respect without the approval of any holders of the Rights or the Common Stock;

WHEREAS, the Board of Directors of the Company has determined that it is desirable to amend the Rights Agreement as set forth in this Amendment and has authorized this Amendment; and

WHEREAS, the Company directs the Rights Agent to enter into this Amendment in accordance with Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements in this Amendment, the Parties hereby agree as follows:

1.     Amendment to Section 1(h). Section 1(h) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

(h)     “Close of Business” on any given date shall mean 8:00 p.m., Eastern time, on such date; provided, however, that if such date is not a Business Day, it shall mean 8:00 p.m., Eastern time, on the next succeeding Business Day.

2.     Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

(a)     Subject to Section 7(e) hereof, at any time after the Distribution Date, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii), Section 23(b) and Section 24(b) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of shares of Common Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, and an amount equal to any tax or charge required to be paid under Section 9(e) hereof, at or prior to the earlier of (i) 8:00 p.m., Eastern time, on August 12, 2014, or such earlier or later date as may be established by the Board prior to the expiration of the Rights (such date, as it may be established by the Board, the “Final Expiration Date”), and (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 or Section 24 hereof (the earlier of (i) and (ii) being herein referred to as the “Expiration Date”). Except for those provisions herein which expressly survive the termination of this Agreement, this Agreement shall terminate upon the earlier of the Expiration Date and such time as all outstanding Rights have been exercised hereunder (other than Rights which have become null and void pursuant to the provisions of Section 7(e) hereof).

3.     Amendments to Exhibits. The date “July 29, 2021” in each of the exhibits to the Rights Agreement is hereby amended to be, and replaced with, “August 12, 2014” in each place in which such date appears. The time “5:00 p.m.” in each of the exhibits to the Rights Agreement is hereby amended to be, and replaced with, “8:00 p.m.” in each place in which such time appears. In this and any other respect, the exhibits to the Rights Agreement shall be deemed amended and restated as necessary to correspond to and reflect the amendments to Section 1(h) and Section 7(a) of the Rights Agreement stated in this Amendment.

4.     Effects of Amendment. Except as specifically modified in this Amendment, the Rights Agreement, including (without limitation) the exhibits thereto, shall remain in full force and effect in all respects without any modification. Upon the effectiveness of this Amendment, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import referring to the Rights Agreement, and each reference in any other document to the Rights Agreement, shall mean and be a reference to the Rights Agreement as amended or modified by this Amendment.

5.     Severability. If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, null, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

6.     Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by, enforced under, and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; except that the rights, duties, and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

7.     Descriptive Headings. The descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

8.     Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute one, and the same, document. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date written in the first paragraph above.

INTERPHASE CORPORATION

By: /s/ Gregory B. Kalush

Name: Gregory B. Kalush

Title: CEO & President

COMPUTERSHARE TRUST COMPANY, N. A.,

as Rights Agent

By: /s/ Patrick Hayes

Name: Patrick Hayes

Title: Manager – Client Services